UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 30, 2014, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through a subsidiary of its operating partnership, originated a $144.0 million senior loan (the “Senior Loan”) secured by a portfolio of 28 commercial properties located in Woodbury, New York (the “Portfolio”). NorthStar Income II initially funded $132.0 million of the Senior Loan with a combination of proceeds from its ongoing initial public offering and an advance under its secured credit facility (the “DB Facility”) with Deutsche Bank AG, Cayman Islands Branch (“Deutsche Bank”). NorthStar Income II intends to fund the remaining $12.0 million over the next 24 months, which additional amounts may be financed on the DB Facility in Deutsche Bank's discretion.

The borrower is an affiliate of an institutional real estate fund managed by RXR Realty LLC, a leading real estate owner, manager and developer in the New York metropolitan area with approximately $7.5 billion of assets under management encompassing approximately 18.3 million square feet as of June 30, 2014. The Portfolio contains over 1.4 million square feet, consisting predominantly of Class A and B office space, which is currently leased to more than 250 tenants. The borrower plans to fund tenant improvements, leasing commissions and capital investments to the Portfolio using proceeds from the Senior Loan, cash flow after the payment of debt service on the Senior Loan and any excess sales proceeds in connection with property sale releases as further described below.

The Senior Loan bears interest at a floating rate of 5.0% over the one-month London Interbank Offered Rate ("LIBOR"), but at no point shall LIBOR be less than 0.20%, resulting in a minimum interest rate of 5.20% per year. The Senior Loan was originated at a 0.50% discount and NorthStar Income II will earn an exit fee equal to 1.00% of the outstanding amount of the Senior Loan at the time of repayment.

The initial term of the Senior Loan is 24 months (the “Initial Term”), with a two-year extension option and a subsequent one-year extension option available to the borrower, subject to the satisfaction of certain performance tests and the payment of a fee equal to 0.25% of the amount being extended for the second extension option. During the Initial Term, the borrower may prepay up to 30.0% of the Senior Loan without penalty in connection with the partial sale or other release of underlying collateral based on predetermined release pricing. Additional prepayments are permitted provided the borrower pays an additional amount equal to the remaining interest margin due on the amount prepaid through month 36.

The underlying loan agreement requires the borrower to comply with various financial and other covenants. In addition, the loan agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, the occurrence of an event of default relating to the collateral or a change in control of the borrower.

The loan-to-value ratio (“LTV Ratio”) of the Senior Loan is approximately 84% on a portfolio basis. The LTV Ratio is the amount loaned to the borrower net of reserves funded and controlled by NorthStar Income II and its affiliates, if any, over the appraised value of the Portfolio at the time of origination.

As of October 6, 2014, NorthStar Income II's portfolio consists of six senior mortgage loans with a combined principal amount of $347.0 million and one subordinate interest totaling $24.9 million.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the borrower to effectively manage the Portfolio securing the Loan, the ability of the borrower to comply with the terms, including financial and other covenants, of the loan agreement, whether the borrower determines to extend the Senior Loan, changes in market rates for commercial properties located in Woodbury, New York, future property values, the impact of any losses from NorthStar Income II's investments on cash flow and returns, property level cash flow, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: October 6, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

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